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                                                                     EXHIBIT 3.1
                                                                     -----------



                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               SINTER METALS, INC.

                   (Originally incorporated December 27, 1991
                     under the name of PPMI Holdings, Inc.)


                    (Adopted pursuant to Sections 242 and 245 of the Delaware General Corporation Law)

                  Sinter Metals, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  1. The original Certificate of Incorporation was filed with the Secretary of State on December 27, 1991 under the name "PPMI Holdings, Inc.," and a Certificate of Amendment was filed on each of the respective dates:
February 5, 1992, November 17, 1993 and April 25, 1994.

                  2. This Restated Certificate of Incorporation restates, integrates and further amends the Corporation's Certificate of Incorporation, as amended to read in its entirety as follows:

                  FIRST: The name of the Corporation is Sinter Metals, Inc. (hereinafter the "Corporation").

                  SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

                  FOURTH: Section 1. AUTHORIZED STOCK. The total number of shares which the Corporation shall have the authority





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                                                                               2

to issue is 30,000,000 shares and the shares shall be divided into classes as follows: (i) 5,000,000 shares of Preferred Stock, par value .001 per share (the "Preferred Stock"), which are not classified, (ii) 20,000,000 shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock") and (iii) 5,000,000 shares of Class B Common Stock, par value $.001 per share ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock").

                  Section 2. PREFERRED STOCK. Shares of Preferred Stock of any class or of any series of any class may be issued from time to time.

                  The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Article FOURTH, to fix by resolution or resolutions the designation of each class of Preferred Stock or series thereof and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the GCL.

                  Section 3. COMMON STOCK. The Common Stock shall be subject to all of the preferences and rights of the Preferred Stock and any class or series thereof that may be fixed by a resolution or resolutions of the Board of Directors pursuant to this Article FOURTH, and shall have the following terms:

                           (a)  CLASS A COMMON STOCK.  The holders of Class A
Common Stock shall be entitled to one vote for each share of Class A Common Stock held by them on all matters to be voted on by the stockholders of the Corporation.

                           (b)  CLASS B COMMON STOCK.  The holders of Class B
Common Stock shall not be entitled to any voting rights, except for statutory voting rights.

                           (c)  DIVIDENDS; LIQUIDATION.  The holders of each
class of Common Stock shall be entitled to receive dividends as and when declared by the Board of Directors out of any funds legally available for payment of such dividends. Each share of Common Stock, of any class, shall rank equally with all other shares of Common Stock, of any class, as to the payment of dividends and other distributions upon liquidation or otherwise. No dividends shall be paid on any class of then outstanding Common Stock unless dividends are paid on a pro rata basis to all other then outstanding shares of all other classes of Common Stock. In the event of the making of any dividend or distribution payable in shares of Common Stock or in the event of any split-up of the Common Stock, the holders of Class A Common Stock shall be entitled to receive only shares of Class A Common





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Stock and the holders of Class B Common Stock shall be entitled to receive only shares of Class B Common Stock.

                             (d) CONVERSION RIGHTS.

                  (i) CLASS A COMMON STOCK. Shares of Class A Common Stock are not convertible.

                  (ii) CLASS B COMMON STOCK. Each share of Class B Common Stock shall be convertible at the option of the holder thereof into one fully paid and non-assessable share of Class A Common Stock.

                  (iii) SURRENDER OF CERTIFICATES. Each conversion of shares of Class B Common Stock into shares of Class A Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with (x) a written notice by the holder of such shares of Class B Common Stock stating that such holder desires to convert the shares, or a stated number of shares, of Class B Common Stock represented by such certificate or certificates into shares of Class A Common Stock and (y) a certificate that states for the benefit of the Company and its stockholders that such conversion will not violate, or cause the violation of, any regulatory provisions applicable to a small business investment company. Such notice shall also state the denominations in which the certificate or certificates for such Class A Common Stock are to be issued. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice and certificate been received, and at such time the rights of the holder of the converted shares of Class B Common Stock as such holder will cease and the holder will be deemed to have become the holder or holders of record or the shares of Class A Common Stock represented thereby.

                  (iv) ISSUANCE OF NEW CERTIFICATES. Promptly after such surrender and the receipt of such written notice and certificate, the Corporation will issue and deliver to the holder in accordance with the surrendering holder's instructions each of the following:

                           (x) the certificate or certificates representing the shares of Class A Common Stock issuable upon such conversion; and

                           (y) a certificate representing any shares of Class B Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted into shares of Class A Common Stock.

                  (v) ISSUANCE TAX. The issuance of certificates representing shares of Class A Common Stock received upon





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conversion of shares of Class B Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common Stock.

                  (e) Except as otherwise provided in this Article FOURTH, the Class A Common Stock and Class B Common Stock shall be identical in all respects.

                  Section 4. CONVERSION OF EXISTING CAPITAL STOCK. Upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and without any action on the part of any holder thereof, each outstanding share of: (i) Class A Common Stock, par value $.01 per share (the "Old Class A Common Stock") shall be reclassified and converted into
14.385 shares of Class A Common Stock; (ii) Class B Common Stock, par value $.01 per share (the "Old Class B Common Stock" and together with the Old Class A Common Stock, the "Old Common Stock") shall be reclassified and converted into
14.385 shares of Class A Common Stock; and (iii) 8% Cumulative Preferred Stock, par value $.01 per share (the "Old Preferred Stock") shall be converted into and exchanged for the right to receive One Hundred Dollars ($100.00), plus all accrued but unpaid dividends thereon, whether or not declared, up to and including the date on which this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the "Redemption Consideration").

                  Notwithstanding the foregoing, in the event that the reclassifications or conversions described above would result in any holder of shares of Old Common Stock holding in such capacity a share of Class A Common Stock that is not an integral multiple of one, the effect of such reclassification or conversion shall be such that the shares of Class A Common Stock to each holder issued as a result of the reclassification or conversion shall be the integral multiple of one closest to the product of the conversion ratio (14.385) and the respective number of shares of Old Common Stock held by such holder with fractions of 0.50 or greater being rounded to the next higher integral multiple of one and fractions less than 0.50 being rounded down to the next lower integral multiple of one. No consideration will be paid in lieu of fractions that are rounded down or eliminated.

                  After the filing of this Restated Certificate of Incorporation, each holder of (i) any certificate or certificates representing shares of Old Common Stock, upon the surrender of the same to the Corporation, shall receive a certificate or certificates representing the whole number of shares of Class A Common Stock which such holder is entitled to receive pursuant to the terms and conditions of this Section 6 of Article FOURTH, and (ii) any certificate or certificates representing shares of Old Preferred Stock, upon the surrender of the same to the Corporation, shall receive the Redemption Consideration which such holder is entitled to receive pursuant to the terms and





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conditions of this Section 6 of Article FOURTH. Pending the surrender of any certificate or certificates formerly representing the Old Common Stock or Old Preferred Stock, such certificate or certificates shall be deemed for all purposes, as a result of the reclassifications or conversions provided for in this Section 6 of Article FOURTH and without any action on the part of any holder thereof, to evidence only the right to receive one or more certificates representing shares of Class A Common Stock or the Redemption Consideration, as the case may be, in accordance with the terms and conditions of this Section 6 of Article FOURTH.

                  FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                  (b) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation (as amended from time to time, the "By-Laws").

                  (c) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws. Election of directors need not be by written ballot unless the By-Laws so provide.

                  (d) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; PROVIDED, HOWEVER, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                  SIXTH: Subject to the rights of the holders of any series of Preferred Stock:

                  (a) any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders; and

                  (b)  special meetings of stockholders of the
         Corporation may be called only by (i) the Chairman of the





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         Board, (ii) the President of the Corporation, or the Secretary of the
         Corporation; and shall be called by the Secretary of the Corporation within 10 calendar days after receipt of either (x) the written request of a majority of the total number of directors that the Corporation would have if there were no vacancies (the "Whole Board"), or (y) written requests of holders of a majority of the Voting Stock in accordance with the By-Laws. For purposes of this Restated Certificate of Incorporation, "Voting Stock" means stock of the Corporation of any class or series entitled to vote generally in the election of directors.

                  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

                  At any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article SIXTH.

                  The provisions of this Article SIXTH shall become effective only upon the consummation of the closing of the Corporation's initial public offering contemplated by the Registration Statement on Form S-1 of the Corporation filed with the Securities and Exchange Commission and identified by file no. 33-82390.

                  SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the GCL or any other applicable laws as presently or hereafter in effect. Without limiting the generality of the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.






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                  EIGHTH: To the full extent permitted by the GCL or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

                  NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute except as otherwise provided by this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  TENTH: Section 1. BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the Corporation will not engage in any Business Combination with any Interested Stockholder for a period of three years following the date that such stockholder became an Interested Stockholder, unless (a) prior to such date the Board of Directors approved the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by
(i) Persons who are directors and also officers of the Corporation and (ii) employee stock plans maintained by the Corporation or any direct or indirect majority-owned subsidiary of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the Voting Stock which is not Owned by the Interested Stockholder.

                  Section 2.  EXCEPTIONS.  The restrictions contained in
Section 1 of this Article TENTH will not apply if:

                  (a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests sufficient shares so that such stockholder ceases to be an Interested Stockholder and
         (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition; or






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                  (b) the Business Combination is proposed prior to the
         consummation or abandonment and subsequent to the earlier of the public announcement or the notice required under this paragraph (b) of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph (b); (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were Directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence of this paragraph (b) are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the GCL, no vote of the stockholders of the Corporation is or would have been required), (y) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary of the Corporation or to the Corporation) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis of the aggregate market value of all the outstanding stock of the Corporation, or (z) a proposed tender or exchange offer for 50% or more of the outstanding Voting Stock. The Corporation will give at least 20 calendar days notice to all Interested Stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph (b).

                  Section 3. CERTAIN DEFINITIONS. For purposes of this Article TENTH:

                  (a) "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled By, or is Under Common Control With (each as hereinafter defined) another Person.

                  (b) "Associate," when used to indicate a relationship with any Person, means (i) any corporation or organization of which such Person is a Director, officer, or partner or is, directly or indirectly, the Owner of 20% or more of any class of Voting Stock, (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such





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         Person, or any relative of such spouse, who has the same residence as such Person.

                  (c)  "Business Combination" means:

                           (i) any merger or consolidation of the Corporation or
                  any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder or (B) with any other corporation if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 1 of this Article TENTH is not applicable to the surviving corporation;

                           (ii) any sale, lease, exchange, mortgage, pledge,
                  transfer, or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

                           (iii) any transaction which results in the issuance
                  or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except (A) pursuant to the exercise, exchange, or conversion of securities exercisable for, exchangeable for, or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such, (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange, or conversion of securities exercisable for, exchangeable for, or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such, (C) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of such stock, or (D) any issuance or transfer of stock by the Corporation; PROVIDED, HOWEVER, that in no case under subclauses (B), (C), or (D) of this clause (iii) will there be an increase in the Interested Stockholder's proportionate share of the stock of any class or series of the Corporation or of the Voting Stock;






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                           (iv) any transaction involving the Corporation or any
                  direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any subsidiary which is Owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or

                           (v) any receipt by the Interested Stockholder of the
                  benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (i)-(iv) of this paragraph (c)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

                  (d) "Control," including the terms "Controlling," "Controlled by," and "Under Common Control With," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract, or otherwise. A Person who is the Owner of 20% or more of a corporation's outstanding stock entitled to vote generally in the election of directors will be presumed to have Control of such corporation, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of Control will not apply where such Person holds such voting stock, in good faith and not for the purpose of circumventing this Article TENTH, as an agent, bank, broker, nominee, custodian, or trustee for one or more Owners who do not individually or as a group have Control of such corporation.

                  (e) "Interested Stockholder" means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the Owner of 15% or more of the Voting Stock or (ii) is an Affiliate or Associate of the Corporation and was the Owner of 15% or more of the outstanding Voting Stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person; PROVIDED, HOWEVER, that the term Interested Stockholder will not include any Person whose Ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation unless and until such Person thereafter acquires additional shares of Voting Stock, except as a result of further corporate action not caused, directly or indirectly, by such Person.





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         For the purpose of determining whether a Person is an Interested
         Stockholder, the Voting Stock deemed to be outstanding will include stock deemed to be Owned by such Person through application of paragraph (f) of this Section 3 but will not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, options, or other rights.

                  (f) "Owner" including the terms "Own," "Owned," and "Ownership" when used with respect to any stock means a Person that individually or with or through any of its Affiliates or Associates:

                           (i) beneficially owns such stock, directly or indirectly; or

                           (ii) has (A) the right to acquire such stock (whether
                  such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options, or other rights; PROVIDED, HOWEVER, that a Person will not be deemed the Owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered stock is accepted for purchase or exchange or
                  (B) the right to vote such stock pursuant to any agreement, arrangement, or understanding; PROVIDED, HOWEVER, that a Person will not be deemed to be the Owner of any stock because of such Person's right to vote such stock if the agreement, arrangement, or understanding to vote such stock arises solely from a revocable proxy given in response to a proxy solicitation made to 10 or more persons; or

                           (iii) has any agreement, arrangement, or
                  understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy as described in subclause (B) of clause (ii) of this paragraph (g)), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly such stock; PROVIDED, HOWEVER, that a Person may not be deemed to Own any stock solely as a result of such Person being a party to a stockholders agreement to which the Corporation is a party.

                  (g) "Person" means any individual, corporation, partnership, unincorporated association, or other entity.

                  Section 4. POWERS OF THE BOARD OF DIRECTORS. For purposes of this Article TENTH, a majority of the Whole Board will have the power to make all determinations pursuant to this Article TENTH, including with respect to (a) whether a Person is





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                                                                              12

an Interested Stockholder, (b) the number of shares of Voting Stock owned by a Person, (c) whether a Person is an Affiliate or Associate of another Person, and
(d) the aggregate fair market value of assets and stock of the Corporation.

                  Section 5. INTERPRETATIONS. Each of the provisions of this Article TENTH that is also a part of Section 203 of the GCL will be interpreted in a manner consistent with the judicial interpretations that have been, or may in the future be, rendered with respect to such provisions of Section 203 of the GCL.

                  Section 6. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article TENTH.

                  Section 7. EFFECTIVENESS. The provisions of this Article TENTH shall become effective only upon the consummation of the closing of the Corporation's initial public offering contemplated by the Registration Statement on Form S-1 of the Corporation filed with the Securities and Exchange Commission and identified by file no. 33-82390.

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                  IN WITNESS WHEREOF, the foregoing Restated Certificate of
Incorporation, having been duly adopted by the stockholders of the Corporation in a written consent of stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware, and written notice of such consent having been given to all stockholders who did not sign such consent, has been duly signed by Donald L. LeVault, the President of the Corporation, and attested by Richard A. McLean, the Secretary of the Corporation, this day of October, 1994.


                                                     SINTER METALS, INC.


                                                     By:
                                                        -----------------------
                                                         Donald L. LeVault
                                                         President





Attest:
       --------------------------
        Richard A. McLean
        Secretary